Exhibit 99.1
FOR IMMEDIATE RELEASE
RSC Reports 2Q09 Results, Provides 3Q09 Outlook and Reaffirms FY09 Free Cash Flow Outlook
•	Rental revenues $271 million, down 33% vs. 2Q08

•	DEPS a loss of $0.11, down from DEPS of $0.39 in 2Q08

•	Adjusted EBITDA $108 million, or 33.1% of total revenues

•	Free cash flow $95 million

•	FY09 free cash flow forecast reaffirmed at $340 — $370 million

•	Completed $400 million notes offering and amendment to ABL facility
SCOTTSDALE, Ariz., July 30, 2009 — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced results for the second quarter ended June 30, 2009.
Erik Olsson, President and Chief Executive Officer, stated: “We made progress on a number of fronts during the second quarter. First and foremost, we delivered another quarter of strong cash flows and remain on track to meet our free cash flow guidance of $340 — $370 million for the full year 2009. We continued to right-size the business to current demand, while also continuing to position the company for the future with seven new location openings. We executed well on our priorities and, as a result, demand for our fleet has stabilized over the past four months and utilization was trending up towards the end of the quarter. Lastly, we successfully concluded a major refinancing of the company in July, enhancing liquidity and extending maturities, which will provide significant financial and operational flexibility going forward.”
Second Quarter 2009 Results
Second quarter rental revenues decreased 33.2% to $271 million, from $405 million in the year-ago quarter, and accounted for 83% of total revenues. Total revenues were $327 million, down 27.3% from $449 million reported in the year-ago quarter.
Rental volume declined 25.5% from the prior year’s second quarter following the drop in non-residential construction business levels and lower industrial activity. Rental rates declined by 7.7% compared with the year-ago quarter. Fleet utilization averaged 57.5% vs. 71.6% in the second quarter of 2008. The company generated net capital expenditure inflows of $38 million, continuing to benefit from a well-maintained and relatively young fleet, which minimized replacement needs.

Sales of used rental equipment were $42 million, increasing from $25 million in last year’s second quarter. Gross profit margin on sales of used rental equipment was 7.0%, similar to first quarter 2009 margins, reflecting higher-than-normal auction sales and lower retail margins.
The company continued to aggressively manage its cost structure, reducing cost of rental and SG&A expenses by $43 million versus the second quarter a year ago. Headcount was reduced by 79 employees, while location closures were limited to one, as the company had already taken strategic actions to right-size its footprint in previous quarters. Since the beginning of 2008, the company has closed 58 or 12% of its locations and reduced headcount by 1,029 or 19%. The company also opened seven locations in the second quarter, bringing the year-to-date openings to 14, primarily in locations that presented industrial growth opportunities. Industrial/non-construction revenues accounted for 55% of total rental revenues in the second quarter of 2009.
Operating income was $24 million, or 7.2% of total revenues, compared with $114 million or 25.5% of total revenues in the prior year period. The impact of the rental revenue decline exceeded the benefits of cost reductions. Second quarter adjusted EBITDA was $108 million or 33.1% of total revenues, compared to $207 million or 46.1% of total revenues last year.
Interest expense was $40 million, a decrease of $9 million from second quarter 2008, due to reduced debt levels and lower interest rates. A second quarter net loss of $11 million or $0.11 per diluted share was realized, compared with net income of $40 million or $0.39 per diluted share in the second quarter of 2008.
Free cash flow of $95 million compares with $91 million in the prior year second quarter. For the first half of 2009, free cash flow of $207 million represents an improvement of $158 million over $49 million in the first half of the prior year. Total debt was reduced by $100 million during the second quarter and by $212 million in the first half of 2009, to $2,357 million.
Capital Structure Transactions
Earlier today the company announced it had completed an amendment of its ABL revolving facility, extending the maturity of 75% of its senior asset backed (“ABL”) revolving credit facility from November 2011 to August 2013 and reduced the total commitments under the ABL revolving facility to $1.1 billion. This amendment follows the company’s successful issuance in early July 2009 of $400 million of 8-year senior secured notes with a coupon rate of 10.0%. The net proceeds were used to repay the entire $243 million term loan portion of the company’s ABL facility and to pay down outstanding borrowings under the revolving portion of the ABL credit facility.
Mr. Olsson stated: “These are initial and proactive steps in executing our strategy to continue to have a flexible and low cost capital structure to support the near and long term growth in our business. The amendment and extension of our ABL lending agreement, together with the recent issuance of the senior secured notes, extend the maturity of the major portion of our ABL revolver balance to 2013 and another $400 million to 2017. In addition, this increases the borrowing availability under our ABL facility from $373 million to $708 million. Maximizing our borrowing availability in this manner provides us great flexibility to navigate our business through current and future economic conditions.”

Outlook for 3Q09 and FY09
Business activity in the company’s served markets continues to be down on a year-over-year basis, while declines on a sequential basis appear to be moderating. Industry-wide fleet levels exceed demand and as a result rental rates will continue to be under pressure.
The company saw fleet on rent and utilization stabilizing in the second quarter and utilization improved toward the end of the quarter, while rental rates continued to be challenging. In general, the company expects these trends to continue in the third quarter.
The company reaffirms previous full year 2009 free cash flow guidance of $340 — $370 million and expects to apply available cash to further debt reduction. Results are expected in the ranges that follow:

Q309
Rental revenues	$255 - $270 million
Total revenues	$310 - $325 million
Adjusted EBITDA	$100 - $115 million
Free cash flow	$ 90 - $100 million

FY09
Free cash flow	$340 - $370 million
“The actions we have taken to address our cost structure and optimize free cash flow are producing expected results. We are on track to reduce operating costs by more than $150 million and our proven ability to execute on all our priorities positions us to deliver $340 — $370 million of free cash flow for the year 2009. At the same time, we continue to focus on the industrial markets, serving our existing customers and notably, while we have closed a number of locations, we have also opened 14 new locations this year, positioning us to emerge even stronger and better when the cycle turns,” Mr. Olsson concluded.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor. To listen to the live conference call from the U.S. and Canada dial (866) 393-7634; from international locations dial (706) 679-0678. A replay of the conference call will be available through August 15, 2009. To access the replay dial: U.S. and Canada: (800) 642-1687; international (706) 645-9291. Pass code: 19341457. A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.

About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.5 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 463 rental locations across 40 states in the United States and in three Canadian provinces as of June 30, 2009. With 4,500 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations.
In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, we disclaim any obligation to update these forward-looking statements to reflect future events or circumstances.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted EBITDA and free cash flow. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted EBITDA GAAP Reconciliation and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2009	2008	%	2009	2008	%
Revenues:
Equipment rental revenue	$270,500	$404,843	(33.2)%	$557,970	$777,178	(28.2)%
Sale of merchandise	13,588	18,894	(28.1)	27,488	37,246	(26.2)
Sale of used rental equipment	42,470	25,280	68.0	92,373	56,686	63.0

Total revenues	326,558	449,017	(27.3)	677,831	871,110	(22.2)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	135,365	172,253	(21.4)	284,844	339,090	(16.0)
Depreciation — rental equipment	72,060	79,252	(9.1)	147,323	157,462	(6.4)
Cost of merchandise sales	9,418	12,501	(24.7)	19,418	24,834	(21.8)
Cost of used rental equipment sales	39,505	17,217	129.5	85,297	39,674	115.0

Total cost of revenues	256,348	281,223	(8.8)	536,882	561,060	(4.3)

Gross profit	70,210	167,794	(58.2)	140,949	310,050	(54.5)

Operating expenses:
Selling, general and administrative	35,613	41,388	(14.0)	75,126	80,712	(6.9)
Depreciation and amortization — non-rental equipment and intangibles	11,194	12,413	(9.8)	22,976	24,611	(6.6)
Other operating gains, net	(222)	(445)	(50.1)	(114)	(1,065)	(89.3)

Total operating expenses, net	46,585	53,356	(12.7)	97,988	104,258	(6.0)

Operating income	23,625	114,438	(79.4)	42,961	205,792	(79.1)
Interest expense, net	40,035	48,742	(17.9)	80,245	104,103	(22.9)
Other expense (income), net	107	(16)	n/a	410	(643)	n/a

(Loss) income before (benefit) provision for income taxes	(16,517)	65,712	n/a	(37,694)	102,332	n/a
(Benefit) provision for income taxes	(5,027)	25,635	n/a	(12,700)	39,910	n/a

Net (loss) income	$(11,490)	$40,077	n/a	$(24,994)	$62,422	n/a

Weighted average shares outstanding used in computing net (loss) income per common share:
Basic	103,435	103,232		103,432	103,192

Diluted	103,435	103,935		103,432	103,908

Net (loss) income per common share:
Basic and Diluted	$(0.11)	$0.39		$(0.24)	$0.60

Other operational data:
Utilization (a)	57.5%	71.6%		57.6%	70.1%
Average fleet age (months)	36	29		36	29
Same store rental revenue growth / (decline) (a)	(32.4)%	4.4%		(27.1)%	5.3%
Employees (a)	4,513	5,346		4,513	5,346
Original equipment fleet cost (in millions) (a)	$2,455	$2,731		$2,455	$2,731

(a)	Refer to attached Statistical Measures for descriptions.

Note:
Certain amounts in the condensed consolidated statements of operations for the quarter ended June 30, 2008 have been reclassified to conform with the current year presentation. The Company believes the current presentation better reflects the nature of the underlying financial statement items. The reclassificiations have no effect on operating income, net income or net income per common share.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$8,727	$13,670
Accounts receivable, net	209,298	285,000
Inventory	16,526	19,859
Rental equipment, net	1,553,346	1,766,978
Property and equipment, net	143,866	171,156
Goodwill and other intangibles, net	940,443	938,682
Deferred financing costs	47,748	46,877
Other assets	23,235	28,306

Total assets	$2,943,189	$3,270,528

Liabilities and Stockholders’ Equity
Accounts payable	$49,047	$109,542
Accrued expenses and other liabilities	174,069	203,288
Debt	2,357,247	2,569,067
Deferred income taxes	332,273	345,511

Total liabilities	2,912,636	3,227,408
Total stockholders’ equity	30,553	43,120

Total liabilities and stockholders’ equity	$2,943,189	$3,270,528

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(24,994)	$62,422
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	170,299	182,073
Amortization of deferred financing costs	5,215	4,787
Share-based compensation expense	2,294	1,840
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(5,616)	(16,284)
Deferred income taxes	(16,759)	18,754
Changes in operating assets and liabilities	(7,255)	(89,487)

Net cash provided by operating activities	123,184	164,105

Cash flows from investing activities:
Purchases of rental equipment	(18,337)	(164,958)
Purchases of property and equipment	(1,889)	(10,023)
Proceeds from sales of rental equipment	92,373	56,686
Proceeds from sales of property and equipment	8,130	3,025
Insurance proceeds from rental equipment and property claims	3,086	—

Net cash provided by (used in) investing activities	83,363	(115,270)

Cash flows from financing activities:
Net payments on debt	(212,669)	(54,492)
Proceeds from stock option exercises	256	950
Other	685	(150)

Net cash used in financing activities	(211,728)	(53,692)

Effect of foreign exchange rates on cash	238	(116)

Net decrease in cash and cash equivalents	(4,943)	(4,973)
Cash and cash equivalents at beginning of period	13,670	10,039

Cash and cash equivalents at end of period	$8,727	$5,066

Supplemental disclosure of cash flow information:
Cash paid for interest	$84,088	$107,818
Cash paid for taxes, net	5,635	15,095

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Six Months Ended
	June 30,	June 30,

2008	$404,843	$777,178

Changes:
Volume	-25.7%	-22.4%
Acquisition	0.7%	0.7%
Price	-7.7%	-5.8%
Currency	-0.5%	-0.7%

2009	$270,500	$557,970

Annex A
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures. No quantitative reconciliations of the estimated ranges for Adjusted EBITDA and free cash flow to their respective most comparable measure calculated and presented in accordance with GAAP are included as the company is unable to quantify certain amounts that would be required to be included in such GAAP measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net (loss) income	$(11,490)	$40,077	$(24,994)	$62,422
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	83,254	91,665	170,299	182,073
Interest expense, net	40,035	48,742	80,245	104,103
(Benefit) provision for income taxes	(5,027)	25,635	(12,700)	39,910

EBITDA	$106,772	$206,119	$212,850	$388,508

Adjustments:
Share-based compensation	1,162	952	2,294	1,840
Other expense (income), net	107	(16)	410	(643)
Adjusted EBITDA	$108,041	$207,055	$215,554	$389,705

(Adjusted EBITDA as a percentage of total revenues)	33.1%	46.1%	31.8%	44.7%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$57,054	$153,557	$123,184	$164,105

Purchases of rental equipment	(9,746)	(85,539)	(18,337)	(164,958)
Purchases of property and equipment	(782)	(4,215)	(1,889)	(10,023)
Proceeds from sales of rental equipment	42,470	25,280	92,373	56,686
Proceeds from sales of property and equipment	4,671	1,508	8,130	3,025
Insurance proceeds from rental equipment and property claims	1,086	—	3,086

Net capital expenditures	37,699	(62,966)	83,363	(115,270)

Free cash flow	$94,753	$90,591	$206,547	$48,835

Statistical Measures
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for locations that are open at the end of the period and have been operating under the company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Investor/Analyst Contacts:
Gerry Gould, VP — Investor Relations
(480) 281-6928 or
Gerry.Gould@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682